Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-226853) and Form S8 (No. 333-231832) of our report dated December 30, 2019, with respect to the consolidated statement of financial condition of National Holdings Corporation and Subsidiaries as of September 30, 2019 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and our report dated December 22, 2017, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of National Holdings Corporation and Subsidiaries for the year ended September 30, 2017, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
December 30, 2019